FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133

Young Innovations, Inc. Announces Results for the Quarter Ended March 31, 2006

St. Louis, MO., April 25, 2006 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter ended March 31, 2006.

Sales for the first quarter of 2006 were $20.7 million, an increase of $0.1 million or 0.2% from the $20.6 million reported in the first quarter of 2005. Net income increased 3.4% to $3.6 million, compared with $3.5 million in the first quarter of 2005. Diluted earnings per share from continuing operations increased 5.4% in the first quarter of 2006 to $0.39 from $0.37 in the prior year quarter.

Consistent with the fourth quarter of 2005, sales were negatively affected by the suspension of the manufacture and sale of certain chemical products, which represent approximately $2.4 million in annual sales. We also experienced a decline in sales of our diagnostic product line primarily due to lower international sales in the quarter.

Commenting on the quarter, Alfred E. Brennan, Chief Executive Officer, said, “Over the last two quarters, we achieved positive earnings growth despite challenging sales trends in certain product lines. This was accomplished by realizing cost savings from our recent facilities consolidations and exercising tight expense control. As we prepare for several product launches later this year and increase staffing to support our long term growth objectives, sales trends will need to improve to maintain our earnings expectations for the year.”

A conference call has been scheduled for Wednesday, April 26th at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/296955/ or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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